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                                                             EXHIBIT 23(A)

                     CONSENT OF INDEPENDENT AUDITORS

GENERAL MOTORS CORPORATION:

  We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-02543 on Form S-4 of Electronic Data Systems Holding Corporation of our reports dated January 29, 1996, appearing in the Annual Report on Form 10-K of General Motors Corporation for the year ended December 31, 1995, as amended, and to the references to us under the headings "General Motors Summary Consolidated Historical and Pro Forma Financial Data" and "Experts" in the Preliminary Solicitation Statement/Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Detroit, Michigan

April 19, 1996